UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 10, 2020

Date of Report

(Date of earliest event reported)

Novus Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36620	20-1000967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19900 MacArthur Blvd., Suite 550

Irvine, California 92612

(Address of principal executive offices, including Zip Code)

(949) 238-8090

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	NVUS	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement.

On January 10, 2020 and January 15, 2020, Novus Therapeutics, Inc. (the “Company”) entered into warrant exercise agreements (the “Exercise Agreements”) with the holders (the “Holders”) of its Series A Warrants and Series B Warrants to purchase shares of the Company’s common stock (collectively, the “Warrants”), previously issued in a private placement by the Company in May 2019, pursuant to which the Holders agreed to exercise in cash their Warrants to purchase an aggregate of 6,898,224 shares of the Company’s common stock at a reduced exercise price of $0.715 per share, plus an additional $0.125 per share for the issuance of the Private Placement Warrants (defined below) for gross proceeds (before placement agent fees and expenses) to the Company of approximately $5.8 million (the “Exercise Transaction”).

The Company intends to use the net proceeds from the Exercise Transaction to fund the ongoing phase 2a clinical trial in acute otitis media, as well as for working capital and other general corporate purposes.

Under the Exercise Agreements, the Company also agreed to issue to the Holders new warrants to purchase up to 6,898,224 shares of the Company’s common stock at an exercise price of $0.72 per share, with an exercise period of five and a half years (the “Private Placement Warrants”). The Private Placement Warrants transaction subsequently closed and the Private Placement Warrants were issued on January 14, 2020 with respect to the Warrants exercised on January 10, 2020 and on or about January 17, 2020, with respect to the Warrants exercised on January 15, 2020.

The shares of common stock underlying the Warrants are registered for offer and sale under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s effective registration statement on Form S-1 (File No. 333-232011).

The Private Placement Warrants and the shares of common stock underlying the Private Placement Warrants were sold and issued without registration under the Securities Act in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 promulgated under the Securities Act as sales to accredited investors.

The foregoing descriptions of the Exercise Agreements and the Private Placement Warrants are not complete and are qualified in their entirety by references to the full text of Form of Exercise Agreement and the Form of Private Placement Warrant, which are filed as exhibits to this report and are incorporated by reference herein. For further discussion of the terms of the Warrants, see the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 2, 2019, which is incorporated herein by reference.

H.C. Wainwright & Co., LLC (“Wainwright”) acted as exclusive placement agent for the Exercise Transaction. The Company will pay Wainwright a cash fee equal to 7.0% of the gross proceeds that the Company receives from the cash exercise of the Warrants in the Exercise Transaction. The Company will also pay Wainwright a management fee equal to 1.0% of the gross proceeds that the Company receives from the cash exercise of the Warrants in the Exercise Transaction and $85,000 for non-accountable expenses.

The Company also granted to Wainwright and its designees warrants to purchase up to 344,911 shares of common stock representing 5.0% of the aggregate number of shares of common stock issued in the Exercise Transaction (the “Placement Agent Warrants”). The Placement Agent Warrants will have substantially the same terms as the Private Placement Warrants, except that the Placement Agent Warrants will have an exercise price equal to $1.05. The Placement Agent Warrants and the shares of common stock issuable upon exercise of the Placement Agent Warrants are being issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 of this Report regarding the Private Placement Warrants, the shares of common stock issuable upon exercise of the Private Placement Warrants, the Placement Agent Warrants and the shares of common stock issuable upon exercise of the Placement Agent Warrants are incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

4.1	Form of Private Placement Warrant

10.1	Form of Warrant Exercise Agreement by and between Novus Therapeutics, Inc. and the Holders named therein

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Novus Therapeutics, Inc.

Date: January 16, 2020	By:	/s/ Gregory J. Flesher
Name: Gregory J. Flesher
Title: Chief Executive Officer